As filed with the Securities and Exchange Commission on May __,2000
                         Registration No. 333-__________
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                             AVIC TECHNOLOGIES LTD.
                         (Name of issuer in its charter)

Delaware
(State or other jurisdiction
of incorporation or organization)


                       ???                               98-0212726
                     (Primary Standard Industrial      (I.R.S. Employer
                      Classification Code)              Identification Number)

445 St-Francis Xavier St.                         Irving Rothstein, Esq.
Montreal, Quebec H2Y 2T1                          Heller, Horowitz & Feit, P.C.
Canada                                            292 Madison Avenue
(514) 844-3510                                    New York, New York 10017
(Address and telephone number                    (212) 685-7600
of registrant's principal executive              (Name, address and telephone
offices and principal place of business)          number of agent for service)

                      ------------------------------------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600


Approximate date of commencement of proposed sale to public:  At the discretion of the selling
                                                              stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Title of Each Class of Securities   Amount To Be       Proposed Maximum         Proposed Maximum               Amount of
to be Registered                    Registered         Offering Price Per       Aggregate Offering          Registration Fee
                                                       Security(1)              Price(1)
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------


Common Stock, par value $0.0001          7,411,000            $0.10(2)                  $741,100                $195.65

Total                                    7,411,000                                      $741,100                $195.65
----------------------------------- ------------------ ------------------------ -------------------------- -------------------

(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      Based upon the price of a recent private offering.

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION DATED, __________, 2000
                                -----------------
                             AVIC TECHNOLOGIES LTD.
                             ----------------------

                        7,411,000 Shares of Common Stock

               This Prospectus covers 7,411,000 shares of the common stock, par value $.0001 per share, of Avic Technologies Ltd. The common stock will be sold by the selling stockholders identified under the section entitled "Selling Stockholders" beginning on page ___. We will not receive any part of the proceeds from the sale of any of these shares by the selling stockholders.

         The Securities Offered Hereby Involve A High Degree of Risk. Please Read the "Risk Factors" Beginning On Page 2.

              The selling stockholders will sell their shares of common stock at various times for their own account (1) in the open market at the then prevailing prices or (2) in private transactions at such prices as may be agreed upon. The selling stockholders will pay all expenses with respect to the offering and sale of these shares except the costs associated with the
registration   of  their  shares  and  the  preparation  and  printing  of  this
Prospectus.

         There is presently no public market for our securities. We intend to apply for a listing on the OTC:BB, if our application is denied we intend to apply for a listing on another electronic service.

                        --------------------------------

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              Our principal executive offices are located at 445 St-Francis Xavier St., Montreal, Quebec H4X 2C9. Our telephone number is (514) 844-3510.

                  The date of the Prospectus is ________, 2000.

                                  Risk factors

         You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page __ of this Prospectus.

                         Risks Relating to our viability

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

                  We were incorporated in March, 1999. We currently plan to introduce our first products to the Chinese marketplace during the last quarter of 2000. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with any start-up company. Due to our limited history, predictions of our future performance are very difficult.

Unless we are able to obtain financing, we may not be able to continue as a going concern.

As discussed in our audited financial statements, we have an accumulated deficit and negative working capital so our ability to continue as a going concern is dependent upon obtaining additional financing for our planned operations. If we do not raise additional capital then you may lose your entire investment.

We have incurred substantial losses and anticipate continuing losses in the future which may cause us to become insolvent

                  From our inception in March, 1999 through December, 31, we incurred an accumulated deficit of $192,331. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

We have no customers and generate no revenues and have only limited marketing experience to develop customers

                  We have not entered into any agreements to sell our products to any customers, as yet. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of building contractors or building components suppliers. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

                We   have   only   limited    experience   in   developing   and
commercializing new products based on innovative technologies, and there is limited information available concerning the potential performance or market acceptance of our proposed products. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in commercialization of our products or that our efforts will result in successful commercialization.

We need substantial additional financing or we may have to curtail operations

                  Our capital requirements relating to the marketing of our product have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring at least $1,000,000.00 in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

                      Risks relating to our business plan

Uncertainty of product development

                  Although considerable time and financial resources were expended in the development of our products there can be absolutely no assurance that problems will not develop, which would have a material adverse effect on us. The products were developed outside of China, and may have to be modified to adapt to the Chinese construction industry. We may be required to commit considerable time, effort and resources to finalize such development and adapt our products to satisfy specific requirements of potential customers. Continued product refinement, enhancement and development efforts are subject to all of the risks inherent in the development and deployment of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to satisfactorily complete development, which could result in abandonment or substantial change in commercialization. There can be no assurance that we will be able to successfully adapt our products to satisfy specific requirements of potential customers, or that unanticipated events will not occur which would result in increased costs or material delays in development or commercialization.

New concept; uncertainty of market acceptance and commercialization strategy

              Our products represent a new business concept, particularly in the Chinese marketplace. As is typical in the case of a new business concept, demand and market acceptance for a newly introduced product is subject to a high level of uncertainty. Achieving market acceptance for this new concept will require significant efforts and expenditures by us to create awareness and demand by consumers. Our marketing strategy and preliminary and future marketing plans may be unsuccessful and are subject to change as a result of a number of factors, including progress or delays in our marketing efforts, changes in market conditions (including the emergence of potentially significant related market segments for applications of our technology), the nature of possible license and distribution arrangements which may or may not become available to it in the future and economic, regulatory and competitive factors. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed products.

There are unique financial and political risks with doing business in China

         We intend to conduct operations in China. China does not currently have a democratic, western style, free market economy. While China has taken steps to place parts of its economy on a more capitalistic basis to attract business and investment, the development of political and economic systems are relatively new and not necessarily stable. In addition, the lack of convertible currency substantially increases the risk to the investor. Further, China does not have a comprehensive legal system and the interpretation and enforcement of a commercial agreement may become problematic.

Our business plan involves a new concept for China and it is uncertain if the market will embrace our services

          Our business plan introduces a novel concept to the Chinese marketplace in that we will not only offer products for sale, but also supply design consulting services to the construction companies or contractors. This approach is, to the best of our knowledge, not yet available to the construction industry in China. If we are able, as well, to enter into satisfactory marketing and distribution arrangements in the future, our success will be largely dependent on the successful acceptance of this multi-service approach. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed services.

We face competition from larger and stronger companies that have the resources and/or technological know how to utilize our concept and undercut our prices

         The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from numerous sources, including, large state owned construction companies and other entities with the technical capabilities and expertise which would encourage them to develop and commercialize competitive products.

         Some   of  our   competitors   have   certain   advantages   including,
substantially greater financial, technical and marketing resources, greater name recognition, and more established relationships in China.

         Our competitors may be able to utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other financing opportunities more readily, and devote greater resources to the marketing and sale of their products.

                  The markets for our proposed products are characterized by changing technology in manufacturing equipment and evolving industry standards. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our products. There can be no assurance that we will be able to compete successfully, that competitors will not develop products that render our products obsolete or less marketable or that we will be able to successfully enhance its products or develop new products.

                         General business risks we face

The success of our business depends upon our ability to retain and hire the key personnel we need

                  Our success depends upon the personal efforts of Ms. Annette Shaw, Mr. Victor Sun, and Mr. Robert Cenon, and other key personnel. We do not have any employment agreements with senior management, as yet. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain additional qualified personnel. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan.

We are subject to influence from a director and executive officer who controls a large bloc of our stock and stockholders will have limited ability to influence corporate affairs and decisions

                  One of our stockholders owns a large enough stake in us to have an influence on matters presented to the stockholders. Our President and CEO, Ms. Annette Shaw, beneficially controls approximately 40% of our outstanding common stock. Accordingly, she could have undue influence in determining, among other things, the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may delay or prevent a change in control, merger, consolidation, takeover or other business combination involving us. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. As a result, this concentration of ownership may have an adverse effect on our value.

We plan to issue additional shares that will dilute your holdings

                  We currently contemplate the need to make a private offering of our shares. In any such offering we are likely to offer shares of our common stock. Also, we currently have approximately an additional 38 million shares that our Board of Directors can issue in their sole discretion. If we issue these additional shares you will find your holdings drastically diluted, which means that you will own a smaller percentage of our stock, your book value per share may be reduced and subsequently the value of your holdings may decrease.

There is currently no public market for our stock and if a market develops no assurance can be given that it will be sustained

                  Any market that develops will in all likelihood be limited with fluctuating and volatile prices.

There are other factors that could have a negative impact on the market price of our stock

              While we have  attempted to identify  some of the risks you should evaluate when making a decision to invest in our securities, we are not prescient and it is impossible for us to identify in advance every possible thing that could go wrong. Suffice it to say that an investment in our securities is very risky. You should also keep in mind that historically, a majority of all new businesses fail. Also, in an effort to streamline this prospectus and make it more reader-friendly, the staff of the SEC has required us to delete all risk factors that are not unique to us. It is important that you realize that there are other risk factors that are applicable to underfunded, startup innovative product companies like us that are not listed here.

                Special Note regarding forward-looking statements

                  Some  of  the  statements   under  "Risk   Factors,"  Plan  of
Operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    Summary Historical financial information

                  The following selected financial data as of and for the period ended December 31, is derived from our audited financial statements included in this Prospectus.

                  The following data should be read in conjunction with our financial statements.

Statement of operations data

                                     For the Period
                                     Ended 12/31/99

Net Revenues                         $  -0-

Operating Loss                       $ (192,331)

Income Taxes                         $ -0-

Net Loss                             $ (192,331)

Loss Per Share                       $   (.02)
(Basic and Diluted)

Balance sheet data

                                    December 31, 1999
Working Capital                     $    122,400
Total Assets                        $    124,900
Total Liabilities                   $        2,500
Stockholders' Equity                $    122,400

                               Plan of Operations

                  The following discussion should be read in conjunction with the financial statements and related notes that are included elsewhere in this prospectus. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our products and services, competitive factors and other risk factors detailed herein. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

                  We  commenced   operations   in  March,   1999.   Between  the
commencement of operations and December 31, 1999, we concentrated on setting-up our operations in China and Montreal, Quebec, Canada. Our objectives in the first year of operations are to begin generating revenues by offering our expertise and technical services on a consulting basis, while simultaneously seeking out and solidifying relationships with potential joint venture partners for manufacturing and selling fiberglass window frames. To accomplish the latter, we will rely heavily on personal contacts in China that our co-founders have developed through their various prior business ventures in China. Additionally, the ability to attract customers is dependent on the co-founders knowledge of the building industry, in general, and the fiberglass window industry, in particular. Further, Mr. Alan Chan, consultant to us, has special expertise in equipment evaluation and selection for this industry.

                  Coinciding with the solicitation of customers, our management is holding discussions with various candidates for joint venture partnerships. The primarily characteristics of potential partners are gauged on their existing production facilities, having a well-developed distribution and/or marketing organization in place and their recognition within the business communities in their respective territories.

                  At the outset, by investing in researching the various manufacturing equipment, we have developed the capability to be a sole source for the integration of most of the fiberglass window frame equipment. We will attempt to differentiate ourselves from our competitors by marketing a high level of technical expertise and ability to be a sole source supplier of fiberglass window frame products and related services to small and medium construction and design institutes, particularly those with limited technical resources.

                  As further described under "Business," we plan to derive future revenues from two principal sources:

         o Technical services, offering small and medium sized contractors access to our expertise, and
         o        Window frame manufacturing, sales, and distribution.

                  Technical services will usually include an initial one-time setup fee and a consulting fee for monthly service.

                  In the case of manufacturing and sales of fiberglass window frame products, revenues from sales are accrued upon delivery of goods.

                  Technical consulting services include product design and integration solutions and services provided by the Company. Typically, the Company charges a flat fee for complete projects, which fee is payable in part upon contracting for the project; in part upon completion; and in part upon customer acceptance. Revenues from this source are recognized upon customer acceptance.

                  Our financial statements indicate that we incurred some costs in connection with the outside consultants for equipment evaluation, development of products and search for joint venture partners. These costs, including direct labor, related overhead and third-party costs related to establishing our future office in China. We expect to continue incurring net losses for at least one year after the Joint Venture Plant is in full operation, but we plan to continue to execute on those measures which are designed with objectives of achieving profitable operations. Although, we cannot give any assurances that we will achieve such objectives.

                  All of our future revenues are expected to be derived from sales outside the United States and are paid in foreign currencies, principally the Renminbi (China) and, to a lesser extent, in Canadian Dollars. For purposes of our statement of operations, items are converted into U.S. dollars at average currency exchange rates prevailing during the period. Assets and liabilities on our balance sheet are translated into U.S. dollars at currency exchange rates prevailing at the balance sheet dates. We have not engaged in hedging activities to reduce our currency exchange rate exposure.

         As yet, we have no customers and generate no revenues. On Oct. 28, 1999, we entered into our first, and as yet only, Letter of Intent to undertake a Joint Venture. Our intended Joint Venture Partner is ShenZhen Li Zheng
Industrial Ltd., of Shen Zhen, Guangdong. The Joint Venture is intended to jointly set up a manufacturing plant with two production lines to produce fiberglass windows and doors. The products initially will be sold to the southern part of China and later to overseas clients.

                  To satisfy our part of this undertaking, we are committed to providing approximately $290,000 of initial capital to this partnership. Additionally, our capital requirements relating to this Joint Venture will be significant. Thus, we are dependent on the proceeds of future financing in order to implement this venture, as well as to develop and commercialize additional product lines. We anticipate requiring at least $1,000,000 in additional financing over the next twelve months.

                  We currently have no plans regarding how we will raise these necessary funds. If we are unable to raise these funds upon reasonably acceptable terms, we will be significantly adversely effected and may be forced to drastically reduce or even terminate operations.

                  For the longer term, our business strategy depends in large part on our ability to rapidly establish Joint Ventures in China, and will require additional capital expenditures. Further expansion of our business over the long term will require substantial additional capital and will require additional outside financing.

                  We recognize the this growth will increase our operating complexity as well as the level of responsibility for both existing and new management personnel. As a result, in order to manage our growth, we must, among other things:

                  o continue to implement and improve our operational, financial and management information systems, including our billing, accounts receivable and payables tracking, fixed assets and other financial management systems;
                  o hire and train additional qualified personnel in both technical and financial areas; and
                  o continue to establish alliances with new strategic partners with strong financial support.

                  Our failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Important factors that may significantly affect our actual results include, for example:

                  o changes in China business conditions;
                  o changes in the technical  services  industry and the general economy;
                  o our limited  operating  history;
                  o our ability to manage  rapid  growth,  and
                  o our  ability to enter into joint ventures and other
                    strategic relationships with companies on terms acceptable to us.

New Accounting Pronouncements

                  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair market values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. The Company does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate the new standard will have any effect on its financial statements.

Year 2000 Disclosure

We are Year 2000 compliant and we do not anticipate any internal problems. In the event any internal problems should arise, we have many expert computer technicians on our payroll and we believe that we will be able to satisfactorily address any such problems. However, we are dependent on the integrity of the internet being maintained to derive income from the sale of advertising spots at remote locations via the internet and if the internet should fail or if our hosts or internet service providers should fail, we could be adversely impacted. Given the currently available information this does not appear to be a likely scenario and, accordingly, we do not believe that our potential for profitability or operations will be materially affected by the Year 2000 problem.


                                 Use of Proceeds

                  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                                    Business

                  The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our products and services, competitive factors and other risk factors detailed herein. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Description of Business

                  Avic  Technology  Inc.  ("Avic")  is  a  Delaware  Corporation
established in March 1999 to capitalize on the rapidly growing building industry in China and other parts of Asia. We intend to profit from this growth by offering our technical expertise in this industry as consultants to small and medium building contractors, and by establishing joint ventures in the production and marketing of fiberglass windows.

                  Fiberglass windows are the latest window products for the building industry in China. Due to their superior quality and competitive pricing, and as well as regulations introduced by governments to promote their use, there exists a substantial growth potential for this product line. Our goal is to participate in China's rapid economic growth by establishing majority joint venture interest in selected companies in the fiberglass window industry. We are committed to introducing the latest cost-effective technologies and management skills, adapted to local conditions, to these companies, thereby improving their overall competitiveness and profitability.

We anticipate that our future revenues will be derived from two principal sources:

                  o Technical services, offering small and medium sized contractors access to our expertise, and
                  o        Window frame manufacturing, sales, and distribution.

                  Technical services will usually include an initial one-time setup fee and consulting monthly service charges and includes product design and integration solutions.

                  We plan to evolve business activities through joint ventures with established Chinese companies. We anticipate that the structure of these joint ventures will require us to provide the use of advanced pultrusion process machinery and our extensive management expertise, while our Chinese partners will contribute land, production plants, low cost labor and distribution channels for the local fiberglass windows market.

Our Product

                  Fiberglass   provides   excellent   physical  and   mechanical
properties desired for window frames. These properties include:

                  o        Low thermal conductivity
                  o        Dimensional stability over temperature spectrum;
                  o        Resistance to moisture and corrosion;
                  o        Easy acceptance of color finishes;
                  o        High strength;
                  o        Light weight; and
                  o        Fire resistance.

                  These characteristics make pultruded fiberglass attractive for use not only as a single window framing material, but also in combination with other materials. These combination designs allow full utilization of specific advantages of other various materials, resulting in windows with unique qualities.

                  The strength and dimensional stability of pultruded fiberglass also significantly reduces warping when used in tandem with other materials. Tests have shown that under identical loading conditions, doors with a pultruded fiberglass core experience about 80% less deflection than a comparable solid wood door.
(Source:  Manufacturer's literature)

                  1. Roving- is unidirectional continuous glass fiber. Roving provides the high tensile strength, flexibility, and stiffness of pultruded shapes, particularly longitudinally. Generally, glass fiber roving is used, however, graphite or aramid roving may be used in custom application where higher stiffness(graphite) is needed or where more flexibility is needed (aramid).

                  2. Mat- is a matting of multidirectional glass fibers. Where roving contributes to the strength of profile in the longitudinal direction, mat ties the profile together in the transverse direction. Continuous glass fiber mat is usually used: however, a variety of other mat materials can be used to achieve additional material properties.

                  3. Veil- is used to enhance the surface of pultruded shapes. Most widely used today are veils of synthetic materials. A veil is added to the outside of a profile just before it enters the die. As a result, the finished profile has a resin rich surface which enhances its resistance to UV degradation and chemical corrosion, in addition to making the material easier to handle.

                  4. Resins- the standard resin systems we use are appropriate for most applications; however when needed, resin systems can be custom-tailored to fit the requirements of a specific application.

                  a.  Standard   polyester   resin-   exhibits  good   corrosion
resistance, good electrical properties, low thermal conductivity, and excellent mechanical properties.

                  b. Fire retardant polyester resin-exhibits the same characteristics as standard polyester with a Frame Spread Rating of 25 or less when tested in accordance with ASTM E-84, generates very little smoke and is nonflammable and self-extinguishing as ASRM D-635.

                  c. Fire retardant vinylester resin-exhibits excellent corrosion resistance, capable of use in higher temperatures than polyester with a Frame Spread Rating of 25 or less when tested in accordance with ASTM E-84, generates very little smoke and is nonflammable and self extinguishing as per ASTM D-635.

                  d. Modified acrylic resin- chosen for its excellent corrosion resistance and mechanical properties, our proprietary formulation offers an ASTM E-84 Frame Spread Rating of 5, a Smoke Index of 15 and is better than the New York Transit Authority specification for combustion products specification MIL-M-14G.

                  The main raw materials for making fiberglass windows are available everywhere in China. The main foreign supplier could be DuPont & Monsanto, but their unit price will be much higher than the local manufacturers, since China subjects all polyester materials to substantial import duties and sale taxes.

Manufacturing

                  The fiberglass used for our window frame materials are produced by pultrusion process. Pultrusion is a continuous molding process utilizing glass or fiberous reinforcement in a polyester or other thermosetting resin matrices. Pre-selected reinforcement materials like fiberglass roving; mat or cloth are drawn through a resin bath where all the material is thoroughly impregnated with a liquid thermosetting resin. The wet-out fiberous laminate is formed to the desired geometric shape and pulled into the heated steel die. Once in the die, the resin cure is initiated by controlling precise elevated temperatures. The laminate solidifies in the exact shape of the cavity of the die as it is continuously pulled by the machine. The pultrusion process is an environmentally friendly closed process.

                  The required energy used to produce a pultruded fiberglass profile is only about a 1/4 of that for steel and 1/6 of that for aluminum. The pultruding process ensures stability of dimension, precisely placed fibers and a smooth, closed surface. Coloring is possible by means of pigments.

                  For production facilities, we intend to establish an alliance with a manufacturer that has developed the latest technology in pultrusion machines. While there are several manufacturers of this type of machinery, specifically, among the largest are, Omni Glass & Magnum Technologies, our preference is to reach an arrangement with one of the smaller companies. Our intended ally has developed machines that can pultrude fiberglass composites at a speed of two to three times faster than any machines currently available on the market. These machines are more modular than many of those of the competition, as they are designed as a series of rigid structural stress relieved modules, each module being dedicated to a specific task.

The Market

                  With a population of over 1.2 billion and a rapid growth in its building industry, China has an enormous market for building products, including of course, door and window frames. In the past ten years, there have been over 10 billion square meters of completed building construction, consuming over 1.3 billion square meters of door and window frames. In 1995, 1.2 billion square meters of residential housing were completed in China, requiring over 180 million square meters of door and window frames.

                  In 1996, the completed floor area of all types of construction in China was approximately 1.625 billion square meters, of which about 750 million square meters were for construction in urban areas and about 875 million square meters for construction in rural areas. For the area completed, approximately 1.225 billion square meters were for residential purposes.

                  Based on the current industry norm, about 0.20 square meter of window would be required for every square meter of building and housing floor completed. This implies that the total annual consumption of windows in China is over of 300 million square meters. As the result, China has a huge market for windows.

                  Due to the enforcement of the forestry conservation policy in China, use of wooden windows is prohibited in many areas. The use of steel windows has been gradually discontinued because of their poor functionality and poor insulation level. Aluminum windows have also many deficiencies, including poor insulation, and therefore are not widely used in the Northern and coastal areas in China. Plastic steel windows, the latest generation of window product after aluminum, have the characteristics of good appearance, good insulation, corrosion-resistance and vapor and waterproof. They are currently widely used and have become the main window product in China.

                  Fiberglass  windows have been  recently  introduced  in China.

They are the latest generation of windows in China. In comparison to plastic steel windows, fiberglass windows are stronger, have a lower expansion co-efficient, are more heat resistant, and are easier to clean. Fiberglass windows also do not require steel reinforcement like plastic steel window and their cost is competitive to that of plastic/steel windows. In 1998, we commissioned a business feasibility study, and the following expectations are derived from that report. We expect that the use of fiberglass windows will grow rapidly in the future in China as China introduces increasingly stringent energy conservation regulations. In fact, China recently introduced guidelines by the Chinese government that set a target to reduce energy consumption of housing by up to 50% within the next few years.

                  In rural areas, wooden windows are still used. However, with the economic development and the increase in wealth among farmers, and with the enforcement of forestry conservation policy, many rural areas have begun to use more modern windows, such as plastic/steel and fiberglass windows.

                  Besides requiring over 300 million square meters of windows for new construction in China, there is also a growing demand for windows in the renovation market, as more and more consumers want to renovate their homes. It is estimated that the total window market for both new constructions and renovations in China is over 500 million square meters. This means the demand for window frame materials, which include wood, steel, aluminum, plastic and fiberglass, is about 5 million tonnes annually. To meet this demand would require 1,000 factories with an average annual production output of 5,000 tonnes. The current annual production capacity of plastic window frames in China is less than 300,000 tonnes. For fiberglass, the capacity is less than 50,000 tonnes. The central Chinese government has issued several directives demanding the abolition, by year 2000, of the use of wood, steel, and aluminum as window frame materials, while recommending the use of plastic and fiberglass materials. An announcement from the Chinese government some time in the next couple of months is anticipated that this directive is to become effective immediately. With the intended abolition of the wood, steel, and aluminum window, there exists a substantial growth potential for plastic and fiberglass windows. We believe that with their superior quality and competitive pricing, fiberglass windows will replace plastic windows in the future as the main window product in China.

Marketing & Distribution

                  In pursuing its business strategy in China, we will initially target the major urban centers, such as Beijing, Shanghai and Tianjin. Currently, all these centers are experiencing massive building programs in both commercial and residential sectors. Furthermore, these large centers are the most developed and open to the adaptation of new technology or products. More and more people in these centers are joining the middle class ranks and starting to buy their own homes. Many of these middle income people are demanding and accepting products of higher quality. We believe these large urban centers will be the highest potential and acceptance for fiberglass window and door products.

                  We intend to market our products through our own joint venture marketing forces as well as through agents and state owned building materials retail companies. Initially, we will focus our marketing efforts in those major urban centers with strong housing construction activities.

                  Distribution will be by railway and truck transportation. All large urban centers in China have a good network of rail and road systems.

Competition

                  Fiberglass window frames are a new building material for China and there is currently little competition. The industry is in its initial development stage and thus has a very short history. The fiberglass window frame industry uses mostly domestic equipment and therefore, the quality of their products is not very high. A few plants import foreign pulling equipment, but do not have access to the latest technology. Thus their production is not promising. There are two currently existing fiberglass window production plants in China.

         1. Yao Hua Yin Lai Fiber Glass Door and Window LTD.

                  Yao Hua Yin Lai Fiber Glass Door and Window LTD. is located in the city of Qin Huang Dao, Hebei Province. This company imported Canadian equipment and technology. It started to build its plant in March, 1999, and plant is expected to be completed and to be in operation by late spring 2000. The needed imported equipment is on the way and is expected to arrive in China around April, 2000. Total investment for this project is 29,920,000.00 RMB (approximately 3,605,000 US dollars). Annual production capacity of this plant is 100,000 m2 of fiber glass. The floor space for the plant is 4000 m2 . The investment also involved in building a small community in the surrounding plant area with school & living quarters.

                  This plant is an equity joint venture between Chinese and foreign companies. The Chinese investors own 75% of the interests in the joint venture and the foreign party, a Canadian company, has 25% of the interests. The two parties purchased all equipment together and they imported two pultrusion machine production lines, 50 molds, a door and window assembly line and a painting line.

                  This plant is the first plant of its kind in China that has imported a complete set of Canadian equipment and technology. However, it is not in operation yet. We cannot, as yet, tell their performance on the market. Our research shows that the market for their products is fairly promising.

         2. Beijing Fang Shan Fiber Glass Plant.

                  Beijing Fang Shan Fiber Glass Plant is a cooperative company. It has almost 200 employees and covers about 4 acres of land. The main product of this plant is fiberglass water tanks. However, Beijing Fang Shan Fiber Glass Plant has been planning to build a production facility for fiberglass doors and windows since June, 1998. This plant invested 2,000,000.00 RMB (about 241,000 US dollars) and bought 4 domestic pultrusion machines, equipment and molds. Its annual production capacity is 70,000 m2 of fiberglass. After more than one year in construction & installation, the plant was officially put into operation in late1999. Beijing Dai Xing Jin Yuan Xiao Qu used 10,000 m2 of its fiberglass. Users of their products have generally had good comments on their output.

Government regulation

                  Since this industry is involved with innovative building material products and high technology manufacturing, all levels of the Chinese government are encouraging its development. The central government also introduced regulation to promote its use, therefore, any additional government regulation is not expected to be a hindrance.

                  Furthermore, the industry is creating many new jobs for the local economies, therefore, in some Chinese cities, there are many local tax incentives available to attract these types of businesses into the city. Under Chinese income tax regulations, a 33% income tax rate is normally applicable to a Sino-foreign joint venture. A typical Sino-foreign joint venture of a production nature is exempt from Chinese income tax for its first two profitable years, and receive a 50% reduction in income taxes for the third to fifth years.

                  Any business in China is subjected to Chinese Law and Regulation. From our past working experience in China, the attractiveness of a Joint Venture with a Chinese Partner is that most of approval process will be the responsibility of the prospective Chinese Partner.

                  Most of the Research and Development work is being carried out in Canada currently. In the future, the joint venture Chinese Partners will be involved in the in-depth marketing research.

                  The product improvement or the manufacturing process might be done in China, but those activities are still three to five years away.

Employees

                  We currently have three full time employees of which three are also executives & officers. Additional financing permitting, we intend to hire up to five additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

Properties

         Our facilities are located in approximately 500 square feet of leased office space in Montreal and we share some office space in Beijing, China. The lease in Montreal, which expired on March 31, 2000, provided for a monthly rental of approximately $3,500.00 (which amount included secretarial support). In China, Avic will share an office with another company. There is no lease involved, but starting May 1, 2000, Avic has orally agreed to pay an annual fee of approximately $12,000.00. We have only negligible costs relating to environmental compliance laws.

Legal Proceedings

                  We are not involved in any material legal proceedings.

                                   Management

Officers and Directors

Our officers and directors are as follows:

Name                        Age              Position

Ms. Annette Shaw            47             President, Chief Executive Officer,
                                           Director
Victor Sun                  57             Director
Robert E. Cenon             41             Vice President

Ms. Annette Shaw, Director, CEO, and President

         Ms. Shaw, one of our founders, has worked both in the private and public sectors, and has held various management positions. In 1990, she established the groundwork for this company by forming her own business to develop and finance projects in the Far East. She has established strong and close relationships with many contacts in both the private and government sectors in China and Taiwan. This extensive experience and entrepreneurial spirit is the basis for our development and potential implementation of joint ventures and strategic partnerships. From 1997 to early 1999, she was the Chairman and CEO of Sino-Canadian Resources Ltd., a non-reporting Bulletin Board company. Ms. Shaw has a B.A. in Business Administration from University of Windsor, Ontario, Canada in 1979.

Victor Sun, Director

                  Victor Sun is one of our co-founders and is a Professional Engineer with over 28 years of engineering and management experience. Mr. Sun was with Lafarge Cement for 14 years, from August 1971 to September 1986, where he directed the design of control and automation systems for all new and rehabilitation projects. In the late 1970's, he initiated the cement consulting market in China for Lafarge Consultants with the Fa Yuan project and established a co-operative relationship with a major cement design and research institute in China. He worked for Monenco Agra from Sept 1987 to August 1997 as the instrumentation discipline engineer of the Hibernia Off Shore Platform Project. His experience in developing business with China's cement industry dates back 18 years while being employed by Lafarge. Since helping establish the China Pacific Industrial Corporation(CPIC) , a private investment company with holdings in Canada and China, he has continued to establish relations with contacts in China and has been instrumental in developing CPIC's potential joint venture projects.

Mr. Robert E. Cenon, Vice-President

Mr. Cenon has a degree in business communications from the University of East Manila, Philippines. He began his career as a credit analyst for the State Compensation Insurance Fund, in San Francisco office in 1987. He experienced and worked in all major aspects of the insurance, investment and finance world over the past thirteen years. His last three years have focused on performing the duties of an Associate Information System Analyst for the State Compensation Insurance Fund, where his duty involved technical support on all activities to computer database, on-line products and Internet/Intranet website. He has developed and used many contacts and relationships with investors and brings this important and valuable resource to us.

Indemnification of Directors and Officers

                  Our By-Laws includes certain provisions permitted by the Delaware General Corporation Act whereby our officers and directors are to be indemnified to the maximum extent permitted by law. These provisions of the By-Laws have no effect on any director's liability under Federal securities laws or the availability of equitable remedies, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

                  At present, there is no pending litigation or proceeding involving any of our directors, officers, employee or agents where indemnification might be required or permitted. We are unaware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Compensation of Directors

                  Directors do not receive any compensation for their service as members of the Board of Directors.

                          Security Ownership of Certain
                        Beneficial Owners and Management


                  The following table sets forth, as of March 31, 2000, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

                  o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

                  o        each of our officers and directors and

                  o        all of our officers and directors as a group.


         Each   stockholder's   address  is  c/o  Avic  Technologies  Ltd.,  445
St-Francis Xavier St., Montreal, Quebec H4X 2C9. Our telephone number is (514) 844-3510.

                                    Number of
                                  Shares Owned
Name                             Beneficially               % of Total

Annette Shaw                       4,500,000                   38.72
Victor Sun                           620,000                    5.34
Robert E. Cenon                       40,000                    0.34

All directors and Officers
as a Group( 3 persons)             5,160,000                   44.40

                             Executive compensation

                  From inception through the fiscal year ended December 31, 1999, no compensation was paid to any of our executive officers.

Employment Agreements

                  Outside of applicable provincial law governing employees, there are no agreements currently in effect with any of our employees.

                 Certain Relationships and Related transactions

There are no substantive related party transactions between us and any of our officers and/or directors. Please see notes to the financial statements.

                      Disclosure of Commission Position on
                 Indemnification for Securities Act Liabilities

                  Our By-Laws require us to indemnify any and all persons who may serve or who have served at any time as directors or officers as well as employees or agents, or who, at the request of the board of directors, may serve, or at any time have served as directors, officers, employees or agents of another corporation. Indemnification is required to the full extent permitted by the General Corporation Law of Delaware as it may from time to time be amended.

                  Our By-Laws also require indemnification in the event of a derivative claim of persons who were our officers, directors, employees or agents or of another enterprise if the person was serving at the request of the board of directors as an employee or agent of that enterprise. Indemnification is also permitted as provided under Delaware law except in cases of gross negligence or willful misconduct.

                  We may purchase and maintain insurance for the benefit of any person as provided in our By-Laws and to the extent permitted by Delaware law.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of Securities

Authorized and Outstanding Stock

                  Our authorized capital stock consists of 50,000,000 shares of Common Stock, $.0001 par value. As of December 31, 1999, there were 11,621,000 shares of Common Stock outstanding, which were held by approximately 57 stockholders of record.

Common Stock

                  Subject to legal and  contractual  restrictions  on payment of dividends, the holders of our common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Transfer Agent and Registrar

                  The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan Blvd # 1, Boulder City, Nevada 89005-2100.

Dividend Policy

                  Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares Available for Future Sale

                  On the date of this Prospectus, all 7,411,000 shares included in this Prospectus will generally be freely tradeable without restriction imposed by, or further registration under, the Securities Act. An additional 4,210,000 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

                  In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                  You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              Plan of Distribution

                  The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

                  The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling Stockholders

                  We are registering

                  o shares of common stock  purchased  by investors in our 1999 private  placement offerings, and
                  o a portion of the shares of common stock owned by our
                    founders.

                   Other than the costs of preparing this Prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered hereby, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to that of us.

                  Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in December 1999.

         These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

                  The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Rule 10b-6, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.




                                                                  Shares Beneficially Owned
                                                                Before                            After
Name of Selling Security Holder                               Offering            Offering       Offering
                                                      -------------------------------------------------------

Annette Shaw                                                  4,500,000            500,000         4,000,000
Robert E. Cenon                                                  40,000             30,000            10,000
Victor I. H. Sun                                                620,000            420,000           200,000
Alan Chan                                                       500,000            500,000                 0
C.P. Lee                                                        250,000            250,000                 0
Janet Lee                                                       250,000            250,000                 0
Ed Tam                                                          125,000            125,000                 0
Gerry Peacock                                                    75,000             75,000                 0
Norman Kwong                                                    250,000            250,000                 0
Bradly Kwong                                                    250,000            250,000                 0
Dennis Nikirk                                                   200,000            200,000                 0
Francis Leong                                                   250,000            250,000                 0
Louis H. Ladouceur                                              250,000            250,000                 0
Mei Yueh Chou                                                   475,000            475,000                 0
David Amsel                                                     150,000            150,000                 0
Yik Ching Sun                                                   250,000            250,000                 0
Hong Gang                                                       240,000            240,000                 0
1688 Investissement Inc.                                        330,000            330,000                 0
Brian Riordan                                                    10,000             10,000                 0
Yaohua Wang                                                      15,000             15,000                 0
Easter Kwong                                                     10,000             10,000                 0
Kenneth Wong                                                     10,000             10,000                 0
Lily Tu                                                          10,000             10,000                 0
Chang Yu Shao                                                   100,000            100,000                 0
Solomon Bierbrier                                                34,000             34,000                 0
Zaven Darakjian                                                  20,000             20,000                 0
324966 Alberta Ltd.                                              35,000             35,000                 0
Walter Wlasenko                                                  10,000             10,000                 0
Jia Ming Liu                                                     20,000             20,000                 0
Charles S.M. Mak                                                 20,000             20,000                 0



Asia Internet Inc.                                              320,000            320,000                 0
Michael L. Pang                                                  10,000             10,000                 0
Claude Filion                                                    50,000             50,000                 0
Dr. Mauice Houde                                                 50,000             50,000                 0
Cielo D. Cenon                                                   10,000             10,000                 0
Gordon Ching                                                     20,000             20,000                 0
Samson Lau                                                       10,000             10,000                 0
George Ching                                                     10,000             10,000                 0
Elisa Ching                                                      10,000             10,000                 0
Stephen T. Minamide                                              10,000             10,000                 0
Alan Riendeau                                                    12,000             12,000                 0
A. Chan & Associate                                             288,000            288,000                 0
Kit Chan                                                         20,000             20,000                 0
Stephanie Ho Lem                                                  5,000              5,000                 0
Winnie Shih                                                     210,000            210,000                 0
Dynamic Concept Investment Ltd.                                 235,000            235,000                 0
Olivia De Santos                                                 10,000             10,000                 0
TTY Systems Inc.                                                300,000            300,000                 0
Douglas C. Tom                                                   10,000             10,000                 0
Andre Labranche                                                  10,000             10,000                 0
Maryse Leblond                                                   20,000             20,000                 0
Sun Consultant Inc.                                             180,000            180,000                 0
Yik Yiu Sun                                                     225,000            225,000                 0
Patricia Medina                                                 124,000            124,000                 0
Ron Guttman                                                      25,000             25,000                 0
Chou Chin Lung                                                  148,000            148,000                 0

                        TOTALS:                              11,621,000          7,411,000         4,210,000

                                  Legal Matters

                  Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     Experts

         Our audited financial statements as of December 31, 1999 and for the fiscal period then ended are included herein and in the registration statement in reliance upon the report of Kingery, Crouse & Hohl, an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              Available Information

                  Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:

          o        7 World Trade Center, 13th Floor, New York, New York 10048;
                   and

          o        500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                  Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                                TABLE OF CONTENTS

                                                                        Pages

    Independent Auditors' Report                                        F-2

    Financial Statements as of and for the period March 4, 1999
       (date of incorporation) to December 31, 1999:

       Balance Sheet                                                    F-3
                                                                       ------

       Statement of Operations                                          F-4

       Statement of Stockholders' Equity                                F-5

       Statement of Cash Flows                                          F-6

       Notes to Financial Statements                                    F-7

[Letterhead of Kingery, Crouse & Hohl, P.A]


INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Avic Technologies Ltd.:

We have audited the accompanying balance sheet of Avic Technologies Ltd. (the "Company"), a development stage enterprise, as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period March 4, 1999 (date of incorporation) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period March 4, 1999 (date of incorporation) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
 .
                  Kingery, Crouse & Hohl, P.A.

April 20, 2000
Tampa, Florida

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                      BALANCE SHEET AS OF DECEMBER 31, 1999


ASSETS

    Cash                                                           $  109,900
    Note Receivable                                                    15,000
                                                                --------------

TOTAL                                                              $  124,900
                                                                ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES- Due to stockholder                                     $   2,500
                                                                --------------

STOCKHOLDERS' EQUITY:
    Common stock - $.0001 par value: 50,000,000 shares
      authorized; 11,621,000 shares issued and outstanding              1,162
    Additional paid-in capital                                        316,549
    Subscription receivable                                            (2,980)
    Deficit accumulated during the development stage                 (192,331)
                                                                --------------

             Total stockholders' equity                               122,400
                                                                --------------

TOTAL                                                              $  124,900
                                                                ==============

--------------------------------------------------------------------------------

SEE NOTES TO FINANCIAL STATEMENTS.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
              for the period March 4, 1999 (date of incorporation)
                              to December 31, 1999

--------------------------------------------------------------------------------

EXPENSES (substantially all related party):
  Consulting fees                                                    $  64,000
  Professional fees                                                     48,052
  Website design                                                        32,000
  Rent                                                                  31,500
  Other                                                                 16,779
                                                                 -------------

NET LOSS                                                            $  192,331
                                                                 =============

NET LOSS PER SHARE:
   Basic and diluted                                                   $   .02
                                                                 =============
   Weighted average number of shares - basic and diluted            11,621,000
                                                                 =============

--------------------------------------------------------------------------------

SEE NOTES TO FINANCIAL STATEMENTS.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY
              for the period March 4, 1999 (date of incorporation)
                              to December 31, 1999

--------------------------------------------------------------------------------




                                                                                                              Deficit
                                                                                                           Accumulated
                                                                       Additional                           During the
                                              Common Stock               Paid-In       Subscription       Development
                                          Shares          Value          Capital        Receivable             Stage          Total
                                       -------------    -----------   --------------  ----------------   ---------------  ----------

Balances, March 4, 1999
  (date of incorporation)                     0          $   0          $     0         $    0             $      0         $    0

Proceeds from the issuance of common stock:
   At $.0001 per share                8,000,000            800                                                                 800
   At $.10 per share                  2,778,000            278          277,522         (2,980)                            274,820

Stock issuance costs                                                    (45,189)                                           (45,189)

Issuance of common stock in
  exchange for services rendered        843,000             84           84,216                                             84,300

Net loss for the period,
  March 4, 1999 (date of
  incorporation) to December
  31, 1999                                                                                                 (192,331)      (192,331)
                                     -------------    -----------   --------------  ----------------   --------------- -----------

 Balances, December 31, 1999         11,621,000        $ 1,162        $ 316,549     $  (2,980)            $(192,331)     $ 122,400

                                     =============    ===========   ==============  ================   ===============  ============

------------------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO FINANCIAL STATEMENTS

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
              for the period March 4, 1999 (date of incorporation)
                              to December 31, 1999

--------------------------------------------------------------------------------



CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                                            $  (192,331)
         Adjustments to reconcile net loss to net cash used in operating
            activities - non cash compensation                                    84,300
                                                                            -------------
NET CASH USED BY OPERATING ACTIVITIES                                           (108,031)
                                                                            -------------

CASH FLOWS FROM INVESTING ACTIVITIES-
         Loan made                                                               (25,000)
         Repayment of loan                                                        10,000
                                                                            -------------
NET CASH USED BY INVESTING ACTIVITIES                                            (15,000)
                                                                            -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Advances from stockholder                                                 2,500
         Cash paid for stock issuance costs                                      (45,189)
         Proceeds from the issuance of common stock                              275,620
                                                                            -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                        232,931
                                                                            -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      $ 109,900

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                         0
                                                                            -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                       $ 109,900
                                                                            =============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

         Interest paid                                                              $  0
                                                                            =============

         Taxes paid                                                                 $  0
                                                                            =============

-------------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO FINANCIAL STATEMENTS.

                             AVIC TECHNOLOGIES LTD.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Avic Technologies Ltd., Inc. (the "Company") was incorporated under the laws of the state of Delaware on March 4, 1999. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, intends to participate in the building industry in China and other parts of Asia by offering consulting services to contractors, and by establishing joint ventures for the production and marketing of fiberglass window frames. The planned principal operations of the Company have not commenced, therefore accounting policies and procedures have not yet been established.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of approximately $192,000 for the period March 4, 1999 (date of incorporation) to December 31, 1999, anticipates incurring continuing losses and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its operations and planned principal operations. The Company hopes to secure additional financing, however there is no assurance that they will be successful in their efforts to raise capital. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - CONCENTRATION OF CREDIT RISK

The Company maintains substantially all of its cash and cash equivalents at one Canadian insured institution, which has a maximum insurance limit of $60,000. Accordingly, at December 31, 1999, the Company's uninsured cash balances approximated $50,000.

NOTE D - NOTE RECEIVABLE

In 1999, the Company loaned $25,000 to an unrelated entity. The note, which has a remaining balance of $15,000 at December 31, 1999, is non-interest bearing, unsecured, due on demand and requires the borrower to issue 10,000 shares of its common stock to the Company. No value has been ascribed to these shares in the accompanying financial statements because of the uncertainty as to any future realization.

NOTE E  - INCOME TAXES

During the period March 4, 1999 (date of incorporation) to December 31, 1999, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

At December 31, 1999, the Company had a net operating loss carryforward of approximately $190,000 for income tax purposes. The carryforward will be available to offset future taxable income through the year ended December 31, 2019. The deferred income tax asset arising from this net operating loss carryforward is not recorded in the accompanying balance sheet because the Company established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

NOTE F  - LOSS PER SHARE

The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. As of December 31, 1999, there were no common equivalent shares outstanding.

NOTE G  - PROPOSED COMMON STOCK OFFERING

The Company intends to file a registration statement which will enable various shareholders to sell 7,411,000 shares of the common stock they own in the Company (the Company will not receive any part of the proceeds from the sale of any of these shares). The Company has agreed to pay all expenses associated with the registration of the shares and the printing of the prospectus. Management anticipates that the ultimate total expense paid for the selling stockholders under this arrangement will approximate $59,000.

NOTE H - OTHER RELATED PARTY TRANSACTIONS

The Company leases its office space and secretarial support from an entity owned by one of its shareholders under a lease agreement, which required monthly payments of $3,500 through March 31, 2000. Total rent paid under this agreement during the period March 4, 1999 to December 31, 1999 was $31,500; such amount is reflected as Rent Expense in the accompanying statement of operations.

During the period March 4, 1999 (date of incorporation) to December 31, 1999, the Company issued 843,000 shares of its common stock as consideration for the following services which were provided by entities in which various stockholders have ownership interests:



         Description of Service                      Value of Service                   Shares Issued

              Website Design                            $32,000                             320,000
              Equipment Appraisal                        28,800                             288,000
              Search for Joint Venture Partners          23,500                             235,000
                                                         ------                             -------
              Totals                                    $84,300                             843,000
                                                        =======                             =======


The value of these services has been included in various expenses in the accompanying statement of operations.

During the period March 4, 1999 (date of incorporation) to December 31, 1999, the Company paid $38,500 for certain consulting services to an entity owned by a family member of one of the Company's directors and stockholders. Such amount has been included in Consulting Fees in the accompanying statement of operations.

In connection with a Regulation S offering, the Company paid fees of approximately $36,000 to a company partially owned by a spouse of one of the Company's directors and stockholders. Because the costs related to the sale of the Company's stock, they have been reflected as a reduction of stockholders' equity in the accompanying financial statements.

No amounts have been ascribed to services provided by the Company's stockholders and officers in the accompanying statement of operations. The value of these services was not significant during the period March 4, 1999 (date of incorporation) to December 31, 1999.

NOTE I - LETTER OF INTENT

The Company has entered a letter of intent with a Chinese company to establish a joint venture for the purpose of producing fiberglass window and doorframes. Pursuant to terms of the letter of intent, the Company has agreed to fund approximately $506,000 (or 60%) of the total anticipated investment cost. Of this amount, approximately $217,000 is anticipated to be funded through a loan that the Company has agreed to arrange on the joint venture's behalf. The joint venture is anticipated to have a life of 20 years, and both of the venturers have agreed to shoulder the risks jointly.




You should  only rely on the  information
contained  in this  document or other
information  that we refer you to.
We have not authorized  anyone to provide you
with any other  information that is different.
You should note that even though
you received a copy of
this Prospectus, there may have been changes in our            7,411,000 Shares of Common Stock
affairs since the date of this Prospectus.  This
Prospectus does not constitute an offer to sell
securities in any jurisdiction in which such offer
or solicitation is not authorized

                                                               AVIC TECHNOLOGIES LTD.


TABLE OF CONTENTS                          PAGE


Risk Factors                                 2
Special Note Regarding
    Forward-Looking Statements               7                 PROSPECTUS
Summary Historical Financial
     Information                             8
Plan of Operations                           9
Use of Proceeds                             12
Business                                    13
Management                                  20
Security Ownership of Certain
    Beneficial Owners and Management        22
Executive Compensation                      22
Certain Relationships and
    Related Transactions                    23
Disclosure of Commission Position
    on Indemnification for Securities
    Act Liability                           23
Description of Securities                   23
Plan of Distribution                        25
Selling Stockholders                        26
Legal Matters                               28
Experts                                     28
Available Information                       29

Index to Financial Statements               F-


                                                          _____________ , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

                   The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities  and Exchange Commission Fee...........                    $    196
Accountants' Fees................................................     $ 12,000
Legal Fees.......................................................     $ 20,000
Company's Administrative Expenses....................                 $ 20,000
Printing and engraving........................................        $  5,000
Miscellaneous.................................................        $  2,804

TOTAL                                                                 $ 60,000

Item 14.  Indemnification of Directors and Officers.

                   Our By-Laws includes certain provisions permitted pursuant by the Delaware General Corporation Act whereby our officers and directors are to be indemnified against certain liabilities. These provisions of the By-Laws have no effect on any director's liability under Federal securities laws or the availability of equitable remedies, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

                   At present, there is no pending litigation or proceeding involving any of our directors, officers, employee or agents where indemnification might be required or permitted. We are unaware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                   The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such persons.

Item 15. Recent Sales of Unregistered Securities

                   In March 1999, Registrant sold an aggregate of 8,000,000 shares at par value. All of shares were restricted and were issued pursuant to the exemption from registration contained in Regulation S and Regulation D, Rule 506.

                   Between May 1, 1999 and December 31, 1999, Registrant sold 3,621,000 common shares, at a price of $0.10 per share. The Shares were sold pursuant to the exemptions from registration contained in Regulation S.

Item 16.  Exhibits and Financial Statements Schedules.

           3.1       Certificate of Incorporation
           3.2       By-Laws
           4.1       Specimen Common Stock Certificate
           5         Opinion of Heller, Horowitz & Feit, P.C.
          23.1       Consent of Heller, Horowitz & Feit, P.C.
                     (included in the Opinion filed as Exhibit 5)
          23.2       Consent of Kingery, Crouse & Hohl, C.P.A.
          27         Financial Data Schedule

Item 17.  Undertakings.
          ------------

                   The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)      Include any prospectus required by section
10(a)(3) of the Securities Act;

                           (ii)     Reflect in the prospectus any facts or
events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    Include any material  information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the
registration   statement  provided,   however,  that paragraphs  (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (iv)     Include  any  additional  or  changed
material  information  on  the  plan  of distribution.

                   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

                   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                   In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the _____ day of May 2000.

                                               AVIC TECHNOLOGIES LTD.

                                               By:
                                               Annette Shaw, President and CEO

                   In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                  Title                     Date



Ms Annette Shaw            President, Chief          May  ___, 2000
                           Executive Officer
                           and Director


Victor J.H. Sun            Director                  May  ___, 2000